UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
April 17, 2012

El Paso Electric Company
(Exact name of registrant as specified in its charter)

Texas	001-14206	74-0607870
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Stanton Tower, 100 North Stanton, El Paso, Texas		79901
(Address of principal executive offices)		(Zip Code)

(915) 543-5711
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

8.01 Other Events
On April 17, 2012, the City Council (the “Council”) of El Paso, Texas approved the settlement of El Paso Electric Company's (the “Company”) 2012 Texas retail rate case and fuel reconciliation in PUCT Docket No. 40094. The settlement reflects discussions with the Public Utility Commission of Texas (the “PUCT”), the City of El Paso (the “City”) and other intervenors in Docket No. 40094. The approval by the City Council (i) resolves the local, City of El Paso rate proceeding that commenced with the October 4, 2011 show cause order of the Council, (ii) implements new rates within the city limits of El Paso commencing with bills rendered on and after May 1, 2012, and (iii) rescinds and withdraws the temporary rate order that the Council issued on November 15, 2011. For Texas service areas outside of the city limits of El Paso, the settlement is subject to (i) final signatures by the parties to the settlement, which are expected after the final intervention deadline in the case of April 18, 2012, and (ii) approval of the settlement by the PUCT. While we cannot definitively predict the outcome, we do not expect anyone to intervene to oppose the settlement. The Company can give no assurance whether or when the settlement will receive the required approvals.
Under the terms of the settlement, among other things, the Company has agreed to:

•
A reduction in its current non-fuel base rates of $15 million annually, with the decrease being allocated primarily to Texas retail commercial and industrial customer classes. The rate decrease will be effective as of May 1, 2012;

•	New tariffs that will include an Economic Development Rate Rider that provides discounts in the demand charge and is intended to spur new business development in the Company's Texas service area;

•	Revised depreciation rates for the Company's gas-fired generating units and for transmission and distribution plant that will lower depreciation expense by $4.1 million annually;

•	Continuation of the 10.125% return on equity for the purpose of calculating the allowance for funds used during construction;

•	A two-year amortization of rate case expenses, none of which will be included in future regulatory proceedings; and

•	Palo Verde decommissioning funding of $3.6 million annually on a Texas jurisdictional basis, which will be subject to review and adjustment on a going-forward basis in future proceedings.
As part of the settlement the Company has agreed to withdraw its request to reconcile fuel costs for the period from July 1, 2009 through September 30, 2011. The Company will file a fuel reconciliation request covering the period beginning July 1, 2009 and ending no later than June 30, 2013 by December 31, 2013 or as part of its next rate case, if earlier.
The effect of the settlement is expected to reduce both the low and high estimates of the Company's previously provided earnings guidance range of $2.15 to $2.55 per basic share by approximately $0.16 per basic share. The adjustment to earnings per share reflects only the impact of the settlement. The Company will provide updated earnings guidance, which may include additional adjustments, at the time earnings are released for the quarter ended March 31, 2012 and will discuss updated earnings guidance on the Company's first quarter 2012 earnings conference call currently scheduled for May 2, 2012.
The Company has scheduled a conference call to discuss the terms of the settlement for April 18, 2012 at 12:00 p.m. Eastern time. The dial-in number is 888-300-2347 with a conference ID of 4507337. The conference leader will be Steven P. Busser, Vice President - Treasurer of the Company. A replay will run through May 2, 2012 with a dial-in number of 888-203-1112 and a conference ID of 4507337. The conference call and presentation slides will be webcast live on EE's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.
On April 12, 2012, the Company filed with the PUCT a request to reduce its fixed fuel factor charged to Texas retail customers. The fixed fuel factor is based upon a formula that reflects current costs of fuel for changes in prices for natural gas and the revision reflects recent declines in prices for natural gas. The impact of the reduction in the fuel factor will be a reduction in annual fuel revenues of approximately $30 million. Under the PUCT rules for reviewing changes in formula based fixed fuel factors, the lower fuel factors are expected to be effective May 1, 2012.

9.01 Financial Statements and Exhibits
(d) Exhibits
99.01    EPE Press Release, dated April 17, 2012
99.02    EPE 2012 Texas Rate Case Settlement Presentation, dated April 18, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EL PASO ELECTRIC COMPANY (Registrant)

By:	/s/ DAVID G. CARPENTER
Name:	David G. Carpenter
Title:	Senior Vice President - Chief Financial Officer
Dated: April 17, 2012

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.01	EPE Press Release, dated April 17, 2012
99.02	EPE 2012 Texas Rate Case Settlement Presentation, dated April 18, 2012